Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Declares Special Cash Dividend

COLMAR, PENNSYLVANIA (December 5, 2012) – Dorman Products, Inc. (NASDAQ:DORM) today announced that it will pay a $1.50 per share special cash dividend. The special cash dividend will be payable on December 28, 2012 to shareholders of record at the close of business on December 17, 2012. The aggregate amount of payment to be made in connection with this special dividend will be approximately $55 million based on the current number of shares outstanding.

Steven Berman, the Company’s Chairman and Chief Executive Officer commented “This special cash dividend returns to our shareholders in a tax efficient manner a portion of the significant profits the Company has generated. The Company is pleased to be in a position to pay this dividend as a reward to its loyal shareholders.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, effects of Hurricane Sandy, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.